QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.4

EARTHLINK, INC.

STOCK INCENTIVE PLAN

(as amended effective October 23, 2003)

i

ARTICLE VI TERMS AND CONDITIONS OF ALL OPTIONS		7
6.01.	Grants.	7
6.02.	Option Price.	7
6.03.	Maximum Option Period.	7
6.04.	Nontransferability.	7
6.05.	Change in Control.	7
6.06.	Exercise.	8
6.07.	Payment.	8
6.08.	Shareholder Rights.	8
6.09.	Reload Option.	8
ARTICLE VII ADDITIONAL TERMS AND CONDITIONS OF INCENTIVE STOCK OPTIONS		9
7.01.	Employee Status.	9
7.02.	Exercise Price.	9
7.03.	Aggregate Exercise Limits.	9
7.04.	Restrictions on Ten-Percent Shareholders.	9
7.05.	Validity of Options.	9
7.06.	Notification Upon Sale.	9
7.07.	No Liability of Company.	9
ARTICLE VIII TERMS AND CONDITIONS OF RESTRICTED STOCK		9
8.01.	Grants.	9
8.02.	Payment.	10
8.03.	Maximum Vesting Period.	10
8.04.	Nontransferability.	10
8.05.	Change in Control.	10
8.06.	Vesting.	11
8.07.	Shareholder Rights.	11
ARTICLE IX TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS		11
9.01.	Grants.	11
9.02.	Maximum Payment Period.	11
9.03.	Nontransferability.	11
9.04.	Change in Control.	12
9.05.	Right to Receive Payment.	12
9.06.	Form of Payment.	12
9.07.	Shareholder Rights.	12
ARTICLE X TERMS AND CONDITIONS OF SARS		13
10.01.	Grants.	13
10.02.	Maximum SAR Period.	13
10.03.	Nontransferability.	13
10.04.	Change in Control.	13
10.05.	Exercise.	14
10.06.	Special Rules for Corresponding SARs.	14
10.07.	Payment Upon Exercise of SAR.	14
10.08.	Shareholder Rights.	14
ARTICLE XI TERMS AND CONDITIONS OF PERFORMANCE AWARDS		15
11.01.	Grants.	15
11.02.	Maximum Performance Award Period.	15

ii

11.03.	Nontransferability.	15
11.04.	Change in Control.	16
11.05.	Payment of Performance Award.	16
11.06.	Shareholder Rights.	16
ARTICLE XII ADDITIONAL TERMS AND CONDITIONS APPLICABLE TO ALL AWARDS		16
12.01.	Interruption of Employee or Independent Contractor Status.	16
12.02.	Performance Objectives.	16
12.03.	Other Conditions.	17
12.04.	Forfeiture Provisions.	17
ARTICLE XIII DEFERRED BENEFITS		17
ARTICLE XIV LIMITATION ON BENEFITS		17
ARTICLE XV ADJUSTMENT UPON CHANGE IN COMMON STOCK		18
ARTICLE XVI COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES		19
16.01.	Compliance.	19
16.02.	Postponement of Exercise or Payment.	19
16.03.	Forfeiture of Payment.	19
ARTICLE XVII GENERAL PROVISIONS		20
17.01.	Effect on Employment and Service.	20
17.02.	Unfunded Plan.	20
17.03.	Tax Withholding and Reporting.	20
17.04.	Reservation of Shares.	20
17.05.	Governing Law.	20
17.06.	Other Actions.	20
ARTICLE XVIII AMENDMENT		21
ARTICLE XIX DURATION OF PLAN		21
ARTICLE XX EFFECTIVE DATE OF PLAN		21
ARTICLE XXI CLAIMS PROCEDURES		21
ARTICLE XXII RULES OF CONSTRUCTION		22

iii

EARTHLINK, INC.
STOCK INCENTIVE PLAN
(as amended effective October 23, 2003)

ARTICLE I
DEFINITIONS

        1.01.     Acceleration Date means the earlier of (i) the date that the Board approves a transaction or series of transactions that, if consummated, would result in a Change in Control or (ii) the date that an agreement is entered into with respect to a transaction or series of transactions that, if consummated, would result in a Change in Control.

        1.02.     Administrator means the Committee and any delegate of the Committee that is appointed in accordance with Article III.

        1.03.     Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of an Award granted to the Participant under the Plan.

        1.04.     Award means an Option, Performance Award, Restricted Stock, Restricted Stock Unit or SAR awarded under the Plan.

        1.05.     Board means the Board of Directors of the Company.

        1.06.     Cause has the same definition as under any employment or service agreement between the Company or any Subsidiary and the Participant or, if no such employment or service agreement exists or if such employment or service agreement does not contain any such definition, Cause means (i) the Participant's willful and repeated failure to comply with the lawful directives of the Board, the Board of Directors of any Subsidiary or any supervisory personnel of the Participant; (ii) any criminal act or act of dishonesty or willful misconduct by the Participant that has a material adverse effect on the property, operations, business or reputation of the Company or any Subsidiary; (iii) the material breach by the Participant of the terms of any confidentiality or noncompetition agreement that the Participant has with the Company or any Subsidiary or (iv) acts by the Participant of willful malfeasance or gross negligence in a matter of material importance to the Company or any Subsidiary. For purposes of the Plan, in no event shall any termination of employment be deemed for Cause unless the Company's Chief Executive Officer concludes that the situation warrants a determination that the Participant's employment terminated for Cause; in the case of the Chief Executive Officer, any determination that the Chief Executive Officer's employment terminated for Cause shall be made by the Board acting without the Chief Executive Officer.

        1.07.     Change in Control means the occurrence of any of the following: (i)(a) the Company consolidates with, or merges with or into, another Person, (b) there is a merger, reorganization, consolidation, share exchange or other transaction involving the Voting Stock of the Company, (c) the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of the Company to any Person, (d) any Person consolidates with, or merges with or into, the Company, or (e) any similar event, where with respect to each of the events described in (a) through (e) the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, except that none of the foregoing events will constitute a Change in Control where the outstanding Voting Stock of the Company is converted into or exchanged for Voting Stock of the surviving or transferee Person and the beneficial owners of the Voting Stock of the Company immediately before such event own, directly or indirectly, Voting Stock representing not less than 60 percent of the voting power of the Voting Stock of the surviving or transferee Person immediately after such event, or (ii) any transaction that results in any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, beneficially owning Voting Stock of the Company representing, directly or indirectly, 40 percent or more of the voting power of the Voting Stock of the Company, or (iii) the approval by the holders of Voting Stock of the Company of any plan or proposal for liquidation or dissolution of the Company or (iv) the consummation of any other transaction that a majority of the Board, in its sole and absolute discretion, determines constitutes a Change in Control for purposes of this Plan.

        1.08.     Code means the Internal Revenue Code of 1986, as amended.

        1.09.     Committee means the Compensation Committee of the Board, if the Board appoints one, or the Board itself if no Compensation Committee is appointed. If such Compensation Committee is appointed, if and to the extent deemed necessary by the Board, such Compensation Committee shall consist of two or more non-employee outside directors, all of whom are "non-employee directors" within the meaning of Rule 16b-3 under the Exchange Act and "outside directors" within the meaning of Code Section 162(m).

        1.10.     Common Stock means the voting common stock, $.01 par value per share, of the Company.

        1.11.     Company means EarthLink, Inc.

        1.12.     Control Change Date means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the "Control Change Date" is the date of the last of such transactions.

        1.13.     Corresponding SAR means a SAR that is granted in relation to a particular Option and that can be exercised only upon the surrender to the Company, unexercised, of that portion of the Option to which the Corresponding SAR relates.

        1.14.     Deferred Compensation Program means any plan or program that the Company may establish that is intended to constitute a deferred compensation plan for a select group of management and highly compensated employees of the Company and its Subsidiaries, pursuant to which eligible individuals may elect to defer the receipt of specified benefits or to which specified benefits otherwise deferred will be credited (whether or not such benefits are deferred in connection with Awards granted under this Plan).

        1.15.     Deferred Stock Benefit means the specified benefit that the eligible individual elected to defer under the Deferred Compensation Program or that otherwise was deferred and credited under the Deferred Compensation Program that must be distributed or paid, if at all, in shares of Common Stock. A Deferred Stock Benefit will be paid pursuant to the terms of the Deferred Compensation Program and at such time or times as are set forth therein (which may be more than 10 years from the date of grant of the Award in connection with which the receipt of Common Stock or cash or other consideration was deferred).

        1.16.     Employee means any person whom the Company or any Subsidiary employs under the rules of Code Section 3401(c) and the regulations thereunder.

        1.17.     Exchange Act means the Securities Exchange Act of 1934, as amended.

        1.18.     Fair Market Value of a share of Common Stock means, on any given date, the fair market value of a share of Common Stock as the Administrator in its discretion shall determine; provided, however, that the Administrator shall determine Fair Market Value without regard to any restriction other than a restriction which, by its terms, will never lapse and, if the shares of Common Stock are traded on any stock exchange, the Fair Market Value of a share of Common Stock shall be the closing price of a share of Common Stock as reported on such stock exchange on such date, or if the shares of Common Stock are not traded on such stock exchange on such date, then on the next preceding day that the shares of Common Stock were traded on such stock exchange, all as reported by such source as the Administrator shall select. The Fair Market Value that the Administrator determines shall be final, binding and conclusive on the Company, any Subsidiary and each Participant.

        1.19.     Incentive Stock Option means an Option that is subject to Code Section 422.

        1.20.     Initial Value means, with respect to a SAR that is not a Corresponding SAR, the Fair Market Value of a share of Common Stock on the date of grant of the SAR and, with respect to a SAR that is a Corresponding SAR, the Option price of the related Option.

        1.21.     Insider means an individual who is an officer, director or ten percent (10%) beneficial owner of any class of the Company's equity securities that are registered pursuant to Section 12 of the Exchange Act, as more fully described under Section 16 of the Exchange Act.

        1.22.     Named Executive Officer means a Participant who as of the last day of a taxable year, is the chief executive officer of the Company (or is acting in such capacity) or one of the four highest compensated officers of the Company (other than the chief executive officer) or is otherwise one of the group of "covered employees", as defined in the Treasury Regulations promulgated under Code Section 162(m).

        1.23.     Nonqualified Stock Option means an Option that is not subject to Code Section 422.

        1.24.     Option means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in the Agreement that specifies the terms and conditions of the Option.

        1.25.     Participant means an Employee, contractor, agent or other service provider of the Company or any Subsidiary, including a member of the Board, who satisfies the requirements of Article IV and whom the Administrator selects to receive an Award.

        1.26.     Performance Award means an Award that entitles the Participant to receive a specified value in cash or Common Stock of the Company upon the attainment of the performance objectives set forth in the Agreement that specifies the terms and conditions of the Performance Award.

        1.27.     Permitted Transferee means with respect to a Participant (i) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships; (ii) a trust in which any of the individuals listed in (i) above own one hundred percent (100%) of the beneficial interests; or (iii) any other entity in which the Participant or any of the individuals listed in (i) above own one hundred percent (100%) of the ownership interests.

        1.28.     Person means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or any other entity of any kind.

        1.29.     Plan means this EarthLink, Inc. Stock Incentive Plan (as amended effective October 23, 2003), in its current form and as hereafter amended.

        1.30.     Restricted Stock means Common Stock granted or sold to a Participant under the Plan that is subject to the restrictions, if any, set forth in the Plan and in the Agreement that specifies the terms and conditions of the Restricted Stock. Shares of Common Stock shall cease to be Restricted Stock when, in accordance with the terms and conditions of the Plan and the applicable Agreement, they become Vested.

        1.31.     Restricted Stock Unit means an Award, stated with respect to a specified number of shares of Common Stock, that entitles the Participant to receive one share of Common Stock with respect to each Restricted Stock Unit that becomes payable under the terms and conditions of the Plan and the applicable Agreement. If the applicable Agreement so provides, if the Company pays any cash dividends on Common Stock, the number of Restricted Stock Units the Participant is granted shall be increased by the number of Restricted Stock Units, rounded down to the nearest whole number, equal to (a) the product of the number of the Participant's outstanding Restricted Stock Units as of the record date for such dividend multiplied by the per share amount of the dividend divided by (b) the Fair Market Value of a share of Common Stock on the payment date of such dividend.

        1.32.     SAR means a stock appreciation right that entitles the Participant to receive, with respect to each share of Common Stock encompassed by the exercise of the SAR, the excess of the Fair Market Value on the date of exercise of each such share over the Initial Value. References to SARs include both Corresponding SARs and SARs that are not Corresponding SARs, unless the context requires otherwise.

        1.33.     Subsidiary means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if at the time of the granting of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

        1.34.     Ten Percent Shareholder means any individual who (considering the stock attribution rules described in Code Section 424(d)) owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company, its parent within the meaning of Code Section 424(e) or any Subsidiary.

        1.35.     Vested means nonforfeitable and transferable within the meaning of Code Section 83.

        1.36.     Voting Stock with respect to any specified Person means any class or classes of stock or other ownership rights of the specified Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of the specified Person.

ARTICLE II
PURPOSES

        This Plan is intended to assist the Company and its Subsidiaries in recruiting and retaining individuals with ability and initiative by enabling such persons to participate in the future success of the Company and to associate their interests with those of the Company and its shareholders. The Plan is intended to permit the grant of Options, Restricted Stock, Restricted Stock Units, SARs and Performance Awards. The proceeds the Company receives from the sale of Common Stock pursuant to any Participant's exercise of an Option or purchase of Restricted Stock shall be used for general corporate purposes.

ARTICLE III
ADMINISTRATION

        The Administrator shall have the complete authority to grant Awards on such terms (not inconsistent with the provisions of this Plan), as the Administrator may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan) on the exercisability, Vesting, payment or forfeiture of any Award. The Administrator also shall administer the Plan. The Administrator shall have the complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to accelerate the exercisability, Vesting or payment of an Award as a result of a Change in Control or otherwise; to adopt, amend and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of the Plan. Notwithstanding the foregoing, however, to the extent the Administrator is exercising its discretion regarding the grant of an Award, the Administrator shall act without the individual to whom the Award relates. The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator. Any decision or action of the Administrator in connection with the administration of this Plan shall be final, conclusive and binding on all persons. Neither the Administrator nor any member of the Committee shall be liable for any act done or not done in good faith with respect to this Plan, any Agreement or any Award.

        The Administrator may act only by decision of a majority of its members, except that the Administrator, in its discretion, may delegate to another Committee of the Board all or part of the Administrator's authority and duty with respect to grants of Awards, and provided that applicable law so permits, may delegate to one or more officers of the Company all or part of the Administrator's authority and duties with respect to grants of Awards to Participants who are not Insiders or Named Executive Officers. The Administrator may amend or revoke the terms of such delegation at any time but such action shall not invalidate any prior actions of the Administrator's delegate or delegates that were consistent with the terms of the Plan.

        If and to the extent deemed necessary by the Board (i) all Awards to an Insider shall be approved by the Board or by a Committee comprised of two or more non-employee directors within the meaning of Rule 16b-3 of the Exchange Act, unless such Awards will be held by the Participant at least six months after the date they are granted to such Participant and (ii) all Awards to a Named Executive Officer shall be approved by a Committee comprised solely of two or more outside directors within the meaning of Code Section 162(m).

        The Company shall bear all expenses of administering this Plan. The Company shall indemnify and hold harmless each person who is or shall have been a member of any Board or Committee acting as the Administrator, or any delegate of such, against and from any cost, liability, loss or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any action, claim, suit, or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or not taken under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company's approval, or paid by such person in satisfaction of any judgment in any such action, suit, or proceeding against such person, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. Notwithstanding the foregoing, the Company shall not indemnify and hold harmless any such person if (i) applicable law prohibits such indemnification or (ii) such person did not act in good faith and in a manner that such person believed to be consistent with the Plan and such person's conduct constituted gross negligence or willful misconduct. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, as a matter of law or otherwise, or under any other power that the Company may have to indemnify such person or hold him or her harmless. The provisions of the foregoing indemnity shall survive indefinitely the term of this Plan.

ARTICLE IV
ELIGIBILITY

        Any Employee, contractor, consultant, agent or other service provider of the Company or any Subsidiary (including a corporation that becomes a Subsidiary after the adoption of this Plan) is eligible to receive an Award if the Administrator, in its sole discretion, determines that such person has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company or any Subsidiary. Members of the Board or the Board of Directors of any Subsidiary also may receive Awards.

ARTICLE V
STOCK SUBJECT TO PLAN

        5.01.     Shares Issued.    On the exercise of an Option or a SAR, the grant of Restricted Stock, the payment of a Restricted Stock Unit, or the payment of a Performance Award payable in Common Stock, the Company may deliver to the Participant (or the Participant's broker if the Participant so directs) shares of Common Stock from its authorized but unissued shares of Common Stock or from reacquired shares of Common Stock. On the distribution or payment of Deferred Stock Benefits, the Company may issue shares of Common Stock from its authorized but unissued shares of Common Stock or from reacquired shares of Common Stock.

        5.02.     Aggregate Limits.    The maximum number of shares of Common Stock that may be issued under this Plan and to which Awards may relate or which may be distributed or paid in settlement of Deferred Stock Benefits shall be 20,000,000 shares of Common Stock. Up to 1,000,000 of such shares of Common Stock may be issued pursuant to grants of Restricted Stock and Restricted Stock Units, the exercise of SARs or the payment of Performance Awards or in settlement of Deferred Stock Benefits that represent deferred shares of Common Stock in connection with such Awards or any other Deferred Stock Benefits to be distributed or paid under the Deferred Compensation Program (other than with respect to Options). Up to the full 20,000,000 of such shares of Common Stock may be issued pursuant to the exercise of Options or in settlement of the Deferred Stock Benefits that represent deferred shares of Common Stock previously subject to Options. The maximum number of shares in each instance shall be subject to adjustment as provided in Article XIV.

        5.03.     Individual Limits.    Subject to the other limitations set forth in this Plan, no individual may, in any calendar year, be granted aggregate Awards covering more than 1,000,000 shares of Common Stock. Performance Awards granted in any one calendar year may not provide for payments in excess of $1,000,000. If an Award that a Participant holds is canceled and a replacement Award is issued, the canceled Award shall continue to be counted against the maximum number of shares of Common Stock for which similar Awards may be granted to the Participant in any calendar year and any replacement Awards granted to such Participant in replacement of the canceled Awards also shall count against such maximum limit. The maximum number of shares that may be granted in any calendar year to any individual shall be subject to adjustment as provided in Article XIV.

        5.04.     Deferred Shares.    Shares of Common Stock issued or distributed in settlement of Deferred Stock Benefits, shares of Common Stock subject to Awards with respect to which there is a Deferred Stock Benefit and any other Deferred Stock Benefits to be paid or distributed under the Deferred Compensation Program shall be counted against the maximum number of shares of Common Stock that may be issued under this Plan or to which various Awards may relate unless and until such shares of Common Stock shall not be issued because of the surrender, lapse, expiration, forfeiture or termination of any rights in such shares of Common Stock or the Deferred Stock Benefits; provided, however, that shares of Common Stock shall be counted toward the foregoing limits only once (so that in the case of shares of Common Stock subject to Awards that are cancelled in connection with Deferred Stock Benefits, such Shares of Common Stock shall only be counted once). If a Deferred Stock Benefit is forfeited, in whole or in part, the number of shares of Common Stock allocated to such Deferred Stock Benefit or portion thereof may be reallocated to other Awards to be granted under the Plan or to settlement of any other Deferred Stock Benefits. However, shares of Common Stock issued in settlement of or representing Deferred Stock Benefits that constitute earnings on deferred shares of Common Stock shall be counted separately towards the foregoing limits.

        5.05.     Reallocation of Shares.    If an Option or SAR is terminated, in whole or in part, for any reason other than its exercise (including an exercise that results in a Deferred Stock Benefit) or payment, or if any Restricted Stock is canceled, expires or terminates without the Restricted Stock becoming Vested, or if any Performance Award or Restricted Stock Unit is terminated without payment of shares of Common Stock, the number of shares of Common Stock allocated to such Award or the terminated portion thereof may be reallocated to other Awards to be granted under this Plan, subject to the aggregate limits described above.

ARTICLE VI
TERMS AND CONDITIONS OF ALL OPTIONS

        6.01.     Grants.    In accordance with the provisions of Article IV, the Administrator will designate each individual to whom an Option is to be granted and will specify the number of shares of Common Stock covered by such grant and whether the Option is an Incentive Stock Option or a Nonqualified Stock Option. Incentive Stock Options also must comply with the provisions of Article VII. An Option may be granted with or without a Corresponding SAR. The date an Option is granted shall be the date on which the Administrator has approved the terms and conditions of the Option. Each Option granted under the Plan shall be evidenced by an Agreement in such form and containing such terms, conditions and restrictions (not inconsistent with this Plan) as the Administrator in its sole discretion determines.

        6.02.     Option Price.    The Administrator on the date of grant shall determine the price per share for Common Stock payable upon the exercise of an Option except that the price per share for Common Stock shall not be less than the Fair Market Value of a share of Common Stock on the date of grant of the Option.

        6.03.     Maximum Option Period.    The Administrator on the date of grant shall determine the maximum period in which an Option may be exercised, except that no Option shall be exercisable after the expiration of 10 years from the date such Option is granted. The terms of any Option may provide that it is exercisable for a period less than such maximum period.

        6.04.     Nontransferability.

        (a)   Except as set forth in Section 6.04(b) below, each Option granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any such transfer of an Option, the Option must be transferred in its entirety to the same person or persons or entity or entities. Except as set forth in Section 6.04(b) below, during the lifetime of the Participant to whom the Option is granted, only the Participant may exercise the Option. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation or liability of such Participant.

        (b)   Notwithstanding Section 6.04(a) above, if the applicable Agreement so provides, an Option that is not an Incentive Stock Option may be transferred by the Participant to a Permitted Transferee. Any such transfer will be permitted only if (i) the Participant does not receive any consideration for the transfer and (ii) the Administrator expressly approves the transfer. The Permitted Transferee shall be bound by the same terms and conditions that governed the Option during the period the Participant held it; provided, however, that such Permitted Transferee may not transfer such Option except by will or the laws of descent and distribution. Any such transfer shall be evidenced by an appropriate written document executed by the Participant, and a copy thereof shall be delivered to the Administrator on or prior to the effective date of the transfer.

        6.05.     Change in Control.    Notwithstanding any provision of any Agreement, in the event of or in anticipation of a Change in Control, the Administrator in its discretion (i) may declare that some or all outstanding Options previously granted under the Plan, whether or not then exercisable, shall terminate as of a date on or after an Acceleration Date or before or on the Control Change Date without any payment to the holder of the Option, provided the Administrator gives prior written notice to the Participants of such termination and gives such Participants the right to exercise their outstanding Options before such date to the extent then exercisable or (ii) may terminate on or after an Acceleration Date or before or on the Control Change Date some or all outstanding Options previously granted under the Plan, whether or not then exercisable, in consideration of payment to the holder of the Option, with respect to each share of Common Stock for which the Option is then exercisable, of the excess, if any, of the Fair Market Value on such date of the Common Stock subject to the exercisable portion of the Option over the Option price. The payment described in (ii) above may be made in any manner the Administrator determines, including in cash, Voting Stock or other property. The Administrator may take the actions described in (i) or (ii) above with respect to Options that are not then exercisable whether or not the Participant will receive any payment therefor. The Administrator in its discretion may take the actions described in (i) or (ii) above contingent on consummation of the Change in Control and with respect to some or all outstanding Options, whether or not then exercisable, or on an Option-by-Option basis, which actions need not be uniform with respect to all outstanding Options. However, the Options shall not be terminated to the extent that written provision is made for their continuance, assumption or substitution by a successor employer or its parent or subsidiary in connection with the Change in Control.

        6.06.     Exercise.    The Administrator in its discretion may but need not declare that some or all outstanding Options previously granted under the Plan shall be exercisable, in whole or in part, on the earlier of (i) immediately before the time the Administrator takes either of the actions described in (i) or (ii) of Section 6.06 above or (ii) as of the Control Change Date; if the Administration makes such declaration, all such Options which became exercisable shall remain exercisable thereafter in accordance with the terms of the Plan and the applicable Agreement. The Administrator may act with respect to some or all outstanding Options or on an Option-by-Option basis, which actions need not be uniform with respect to all outstanding Options. Subject to the preceding sentences, an Option may be exercised in whole at any time or in part from time to time and at such times and in compliance with such requirements as the Administrator shall determine and as set forth in the applicable Agreement. An Option granted under this Plan may be exercised with respect to any number of whole shares less than the full number of shares for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option. To the extent an Option relates to a Corresponding SAR, upon exercise of or payment with respect to such Option, the Participant shall surrender to the Company, unexercised, the related portion of the Corresponding SAR.

        6.07.     Payment.    Unless the Agreement provides otherwise, payment of the Option price shall be made in cash or a cash equivalent acceptable to the Administrator. If the Agreement so provides, the Administrator, in its discretion and provided applicable law so permits, may allow a Participant to pay all or part of the Option price (i) by surrendering shares of Common Stock to the Company that the Participant has held for at least six months; (ii) by a cashless exercise through a broker; (iii) by such other medium of payment as the Administrator in its discretion shall authorize or (iv) by any combination of the aforementioned methods of payment. If Common Stock is used to pay all or part of the Option price, the sum of the cash and cash equivalent and other payments and the Fair Market Value (determined as of the day preceding the date of exercise) of the Common Stock surrendered must not be less than the Option price of the shares for which the Option is being exercised.

        6.08.     Shareholder Rights.    No Participant shall have any rights as a shareholder with respect to shares of Common Stock subject to an Option until the proper exercise of such Option, the payment of the Option price and any applicable withholding taxes, and the issuance to the Participant of the certificates representing the shares of Common Stock for which the Option is exercised. The Company may include on any certificates representing shares of Common Stock issued pursuant to an Option such legends referring to any representations, restrictions or any other applicable statements as the Company, in its discretion, shall deem appropriate.

        6.09.     Reload Option.    The Administrator, in its discretion, may accompany the grant of an Option with a reload Option, which shall represent an additional Option to acquire the same number of shares of Common Stock as used by the Participant to pay for the original Option. The reload Option shall be subject to all of the same terms and conditions as the original Option except that (i) the purchase price for the shares of Common Stock subject to the reload Option will be the same Fair Market Value of the shares of Common Stock that the Participant used to pay for the original Option and (ii) such reload Option shall conform to all the provisions of the Plan at the time the original Option is exercised.

ARTICLE VII
ADDITIONAL TERMS AND CONDITIONS OF INCENTIVE STOCK OPTIONS

        7.01.     Employee Status.    Notwithstanding any other provision of the Plan or any Agreement, the Administrator may only grant an Incentive Stock Option to an Employee of the Company or any Subsidiary.

        7.02.     Exercise Price.    Notwithstanding any other provision contained in the Plan or any Agreement, no Employee may receive an Incentive Stock Option under the Plan, unless the Option price per share for such Incentive Stock Option is at least 100 percent of the Fair Market Value on the date of grant of each share of Common Stock subject to such Incentive Stock Option.

        7.03.     Aggregate Exercise Limits.    The Administrator may not grant an Incentive Stock Option or any Corresponding SAR that relates to an Incentive Stock Option to the extent the aggregate Fair Market Value, determined at the time the Administrator grants the Incentive Stock Option and any Corresponding SAR, of shares of Common Stock with respect to which a Participant may exercise Incentive Stock Options or Corresponding SARs for the first time during any calendar year under this Plan and any other plan of the Company (or any plan of any parent or Subsidiary of the Company) exceeds $100,000. If the limitation is exceeded, the Incentive Stock Options that cause the limitation to be exceeded shall be treated as Nonqualified Stock Options.

        7.04.     Restrictions on Ten-Percent Shareholders.    No Employee may receive an Incentive Stock Option under the Plan if such Employee, at the time of grant, is a Ten Percent Shareholder, unless the Option price per share for such Incentive Stock Option is at least 110 percent of the Fair Market Value on the date of grant of each share of Common Stock subject to such Incentive Stock Option and unless such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

        7.05.     Validity of Options.    Options that are intended to be Incentive Stock Options but do not qualify as such shall be treated as Nonqualified Stock Options.

        7.06.     Notification Upon Sale.    A Participant shall give written notice to the Company if the Participant sells or otherwise disposes of any shares of Common Stock acquired under an Incentive Stock Option before the expiration of the later of the two-year period beginning on the date of grant of the Incentive Stock Option or the one-year period beginning on the date that the Participant exercises the Incentive Stock Option with respect to such shares of Common Stock.

        7.07.     No Liability of Company.    The Company shall not be liable to any Participant or any other person if the Internal Revenue Service or any court having jurisdiction over such matter determines for any reason that any Option intended to be an Incentive Stock Option and granted hereunder does not qualify as an Incentive Stock Option.

ARTICLE VIII
TERMS AND CONDITIONS OF RESTRICTED STOCK

        8.01.     Grants.    In accordance with the provisions of Article IV, the Administrator will designate each individual to whom Restricted Stock is to be granted or sold and will specify the number of shares of Common Stock such Award covers and the purchase price, if any, the Participant must pay for any

Award. The date Restricted Stock is granted shall be the date on which the Administrator has approved the terms and conditions of the Restricted Stock grant. If the Participant must pay for an Award, the date of grant shall not be earlier than the date the Participant pays for the Restricted Stock in accordance with Section 8.02. Restricted Stock shall be evidenced by an Agreement in such form and containing such terms, conditions and restrictions (not inconsistent with the Plan) as the Administrator in its sole discretion determines.

        8.02.     Payment.    Unless the Agreement provides otherwise, if the Participant must pay for an Award of Restricted Stock, payment of the Award shall be made in cash or cash equivalent acceptable to the Administrator. If the Agreement so provides, the Administrator in its discretion and provided applicable law so permits, may allow a Participant to pay all or part of the purchase price (i) by surrendering shares of Common Stock to the Company that the Participant has held for at least six months; (ii) by such other medium of payment as the Administrator in its discretion shall authorize or (iii) by any combination of the aforementioned methods of payment. If Common Stock is used to pay all or part of the purchase price, the sum of the cash and cash equivalent and other payments and the Fair Market Value (determined as of the day preceding the date of purchase) of the Common Stock surrendered must not be less than the purchase price of the Restricted Stock.

        8.03.     Maximum Vesting Period.    The Administrator on the date of grant shall determine the maximum period over which Restricted Stock may become Vested, except that no Restricted Stock shall become Vested after the expiration of 10 years from the date such Restricted Stock is granted. The terms of any Restricted Stock may provide that such Restricted Stock will become Vested over a period less than such maximum period.

        8.04.     Nontransferability.

        (a)   Except as set forth in Section 8.04(b) below, Restricted Stock granted under the Plan shall be nontransferable except by will or by the laws of descent and distribution, until it has become Vested. In the event of any such transfer of Restricted Stock, the Restricted Stock must be transferred in its entirety to the same person or persons or entity or entities. Except as set forth in Section 8.04(b) below, during the lifetime of the Participant to whom the Restricted Stock is granted, only the Participant may become Vested in the Restricted Stock. No Restricted Stock or any right or interest of a Participant in any shares of Restricted Stock shall be liable for, or subject to, any liability, lien or obligation of such Participant.

        (b)   Notwithstanding Section 8.04(a) above, if the applicable Agreement so provides, Restricted Stock may be transferred by the Participant to a Permitted Transferee. Any such transfer will be permitted only if (i) the Participant does not receive any consideration for the transfer and (ii) the Administrator expressly approves the transfer. The Permitted Transferee shall be bound by the same terms and conditions that governed the Restricted Stock during the period the Participant held it; provided, however, that such Permitted Transferee may not transfer such Restricted Stock except by will or the laws of descent and distribution. Any such transfer shall be evidenced by an appropriate written document executed by the Participant, and a copy thereof shall be delivered to the Administrator on or prior to the effective date of the transfer.

        8.05.     Change in Control.    Notwithstanding any provision of any Agreement, in the event of or in anticipation of a Change in Control, the Administrator in its discretion may terminate on or after an Acceleration Date or before or on the Control Change Date outstanding shares of Restricted Stock previously granted under the Plan that are not then Vested without any payment to the holder of the Restricted Stock. The Administrator in its discretion may take the action described in this Section 8.05 contingent on the consummation of the Change in Control and with respect to some or all outstanding shares of Restricted Stock or on a share-by-share basis, which actions need not be uniform with respect to all outstanding shares of Restricted Stock. The preceding sentences to the contrary notwithstanding, the shares of Restricted Stock shall not be terminated to the extent that written provision is made for their assumption, continuance or substitution by a successor employer or its parent or subsidiary in connection with the Change in Control.

        8.06.     Vesting.    The Administrator in its discretion may but need not declare that some or all outstanding shares of Restricted Stock previously granted under the Plan shall become Vested, in whole or in part, on or after an Acceleration Date or before or on the Control Change Date. The Administrator may act with respect to some or all outstanding shares of Restricted Stock or on a share-by-share basis, which actions need not be uniform with respect to outstanding shares of Restricted Stock. Subject to the preceding sentences, shares of Restricted Stock acquired under the Plan shall become Vested in whole at any time or in part from time to time at such times and in compliance with such requirements as the Administrator shall determine and set forth in the Agreement. If and to the extent deemed necessary by the Administrator, shares of Restricted Stock granted to Named Executive Officers shall become Vested subject to performance objectives that enable such Restricted Stock to qualify as "performance based compensation" under the Treasury Regulations promulgated under Code Section 162(m). The grant of Restricted Stock can only become Vested during the Participant's lifetime in the hands of the Participant.

        8.07.     Shareholder Rights.    Before the shares of Restricted Stock become Vested, the Participant will have all rights of a shareholder in the shares of Restricted Stock as provided under the Certificate of Incorporation of the Company and applicable law, including without limitation the right to vote the shares and receive dividends and distributions thereon; provided, however, that during such period the Participant (i) may not sell, transfer, exchange, pledge, hypothecate or otherwise dispose of any shares of Restricted Stock; (ii) the Company shall retain custody of the certificates evidencing the shares of Restricted Stock until they become Vested and (iii) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each share of Restricted Stock. The Company may include on any certificates representing shares of Common Stock issued pursuant to a grant of Restricted Stock such legends referring to any representations, restrictions or other applicable statements as the Company, in its discretion, shall deem appropriate.

ARTICLE IX
TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS

        9.01.     Grants.    In accordance with the provisions of Article IV, the Administrator will designate each individual to whom Restricted Stock Units are to be granted and will specify the number of Restricted Stock Units such grant covers. All Restricted Stock Units shall be evidenced by an Agreement in such form and containing such terms, conditions and restrictions (not inconsistent with the Plan) as the Administrator in its sole discretion determines.

        9.02.     Maximum Payment Period.    The Administrator on the date of grant shall determine the maximum period over which Restricted Stock Units may become payable, except that no Restricted Stock Unit shall become payable after the expiration of 10 years from the date such Restricted Stock Unit is granted. The terms of any Restricted Stock Unit may provide that it is payable for a period less than such maximum period.

        9.03.     Nontransferability.

        (a)   Except as set forth in Section 9.03(b) below, Restricted Stock Units granted under the Plan shall be nontransferable except by will or by the laws of descent and distribution, until they have become Vested. In the event of any such transfer of Restricted Stock Units, the Restricted Stock Units must be transferred in their entirety to the same person or persons or entity or entities. Except as set forth in Section 9.03(b) below, during the lifetime of the Participant to whom the Restricted Stock Units are granted, only the Participant may become Vested in the Restricted Stock Units. No Restricted Stock Units or any right or interest of a Participant in any Restricted Stock Units shall be liable for, or subject to, any liability, lien or obligation of such Participant.

        (b)   Notwithstanding Section 9.03(a) above, if the applicable Agreement so provides, Restricted Stock Units may be transferred by the Participant to a Permitted Transferee. Any such transfer will be permitted only if (i) the Participant does not receive any consideration for the transfer and (ii) the Administrator expressly approves the transfer. The Permitted Transferee shall be bound by the same terms and conditions that governed the Restricted Stock Units during the period the Participant held them; provided, however, that such Permitted Transferee may not transfer such Restricted Stock Units except by will or the laws of descent and distribution. Any such transfer shall be evidenced by an appropriate written document executed by the Participant, and a copy thereof shall be delivered to the Administrator on or prior to the effective date of the transfer.

        9.04.     Change in Control.    Notwithstanding any provision of any Agreement, in the event of or in anticipation of a Change in Control, the Administrator in its discretion may terminate on or after an Acceleration Date or before or on the Control Change Date some or all outstanding Restricted Stock Units previously granted under the Plan that are not then payable without any payment to the holder of the Restricted Stock Units. The Administrator in its discretion may take the action described in this Section 9.04 contingent on consummation of the Change in Control and with respect to some or all outstanding Restricted Stock Units or on a Restricted Stock Unit-by-Restricted Stock Unit basis, which actions need not be uniform with respect to all outstanding Restricted Stock Units. The Restricted Stock Units shall not be terminated to the extent that written provision is made for their assumption, continuance or substitution by a successor employer or its parent or subsidiary in connection with the Change in Control.

        9.05.     Right to Receive Payment.    The Administrator in its discretion may but need not declare that some or all outstanding Restricted Stock Units granted under the Plan shall become payable, in whole or in part, on or after an Acceleration Date or before or on the Control Change Date. The Administrator may act with respect to some or all outstanding Restricted Stock Units or on a Restricted Stock Unit-by-Restricted Stock Unit basis, which actions need not be uniform with respect to all outstanding Restricted Stock Units. Subject to the preceding sentences, Restricted Stock Units may be paid in whole at any time or in part from time to time at such times and in compliance with such requirements as the Administrator shall determine and set forth in the Agreement. If and to the extent deemed necessary by the Administrator, Restricted Stock Units granted to Named Executive Officers shall become payable subject to performance objectives that enable such Restricted Stock Units to qualify as "performance based compensation" under the Treasury Regulations promulgated under Code Section 162(m). The payment of one or more Restricted Stock Units shall not affect the right to receive payment for any remaining Restricted Stock Units.

        9.06.     Form of Payment.    The Company shall pay each Participant one share of Common Stock for each Restricted Stock Unit that becomes payable and shall deliver to the Participant (or the Participant's broker if the Participant so directs) certificates representing the shares of Common Stock that have been paid.

        9.07.     Shareholder Rights.    No Participant shall have any rights as a shareholder with respect to any Restricted Stock Units until the Participant receives payment of such Restricted Stock Units as described in Section 9.06 and the issuance to the Participant of the certificates representing the shares of Common Stock that have been paid. The Company may include on any certificates representing shares of Common Stock issued pursuant to a grant of Restricted Stock such legends referring to any representations, restrictions or other applicable statements as the Company, in its discretion, shall deem appropriate. However, notwithstanding the foregoing, the Administrator in its sole discretion may set forth in the Agreement that, for so long as the Participant holds any Restricted Stock Units, if the Company pays any cash dividends on its Common Stock, then (a) the Company may pay the Participant in cash for each outstanding Restricted Stock Unit covered by the Agreement as of the record date of such dividend, less than any required withholdings, the per share amount of such dividend or (b) the number of outstanding Restricted Stock Units covered by the Agreement may be increased by the number of Restricted Stock Units, rounded down to the nearest whole number, equal to (i) the product of the number of the Participant's outstanding Restricted Stock Units as of the record date for such dividend multiplied by the per share amount of the dividend divided by (ii) the fair market value of a share of Common Stock on the payment date of such dividend. In the event additional Restricted Stock Units are awarded, such Restricted Stock Units shall be subject to the same terms and conditions set forth in the Plan and the Agreement as the outstanding Restricted Stock Units with respect to which they were granted.

ARTICLE X
TERMS AND CONDITIONS OF SARS

        10.01.     Grants.    In accordance with the provisions of Article IV, the Administrator will designate each individual to whom a SAR is to be granted and will specify the number of shares of Common Stock encompassed by such grant and whether the SAR is a Corresponding SAR. The date a SAR is granted shall be the date on which the Administrator has approved the terms and conditions of the SAR. Each SAR granted under the Plan shall be evidenced by an Agreement in such form and containing such terms, conditions and restrictions (not inconsistent with this Plan) as the Administrator in its sole discretion determines.

        10.02.     Maximum SAR Period.    The Administrator on the date of grant shall determine the maximum period in which a SAR may be exercised, except that no SAR shall be exercisable after the expiration of 10 years from the date the SAR is granted. The terms of a SAR may provide that it is exercisable for a period less than such maximum period. No Corresponding SAR shall be exercisable or continue in existence after the expiration of the Option to which the Corresponding SAR relates.

        10.03.     Nontransferability.

        (a)   Except as set forth in Section 10.03(b) below, each SAR granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any transfer of a Corresponding SAR, the Corresponding SAR and the Option to which it relates must be transferred in their entirety to the same persons or entities. Except as set forth in Section 10.03(b) below, during the lifetime of the Participant to whom the SAR is granted, only the Participant may exercise the SAR. No right or interest of a Participant in any SAR shall be liable for, or subject to, any liability, lien or obligation of such Participant.

        (b)   Notwithstanding Section 10.03(a) above, if the applicable Agreement so provides, a SAR (other than a Corresponding SAR that is related to an Incentive Stock Option) may be transferred by the Participant to a Permitted Transferee. Any such transfer will be permitted only if (i) the Participant does not receive any consideration for the transfer and (ii) the Administrator expressly approves the transfer. The Permitted Transferee shall be bound by the same terms and conditions that governed the SAR during the period the Participant held it; provided, however, that such Permitted Transferee may not transfer such SAR except by will or the laws of descent and distribution. Any such transfer shall be evidenced by an appropriate written document executed by the Participant, and a copy thereof shall be delivered to the Administrator on or prior to the effective date of the transfer. In the event of a transfer of a Corresponding SAR pursuant to this Section 10.03(b), the Corresponding SAR and the related Option must be transferred to the same transferee.

        10.04.     Change in Control.    Notwithstanding any provision of any Agreement, in the event of or in anticipation of a Change in Control, the Administrator in its discretion (i) may declare that some or all outstanding SARs previously granted under the Plan, whether or not then exercisable, shall terminate as of a date on or after an Acceleration Date or before or on the Control Change Date without any payment to the holder of the SAR, provided the Administrator gives prior written notice to the Participants of such termination and gives such Participants the right to exercise their outstanding SARs at least 15 days before such termination date to the extent then exercisable or (ii) may terminate on or after an Acceleration Date or before or on the Control Change Date some or all outstanding SARs previously granted under the Plan, whether or not then exercisable, in consideration of payment to the holder of the SAR, with respect to each share of Common Stock for which the SAR is then exercisable, of the excess, if any, of the Fair Market Value of such Common Stock on such date over the Initial Value of the SAR. The payment described in (ii) above may be made in any manner the Administrator determines, including in cash, Voting Stock or other property. The Administrator may take the actions described in (i) or (ii) above with respect to SARs that are not then exercisable whether or not the Participant will receive any payment therefor. The Administrator in its discretion may take the actions described in (i) or (ii) above contingent on consummation of the Change in Control and with respect to some or all outstanding SARs, whether or not then exercisable, or on a SAR-by-SAR basis, which actions need not be uniform with respect to all outstanding SARs. Notwithstanding the foregoing, no payment shall be made with respect to a Corresponding SAR to the extent the Administrator made a payment with respect to the Option that relates to the Corresponding SAR. No SARs shall be terminated to the extent that written provision is made for their assumption, continuance or substitution by a successor employer or its parent or subsidiary in connection with the Change in Control.

        10.05.     Exercise.    The Administrator in its discretion may but need not declare that some or all outstanding SARs previously granted under the Plan shall be exercisable, in whole or in part, on the earlier of (i) immediately before the time the Administrator takes either of the actions described in (i) or (ii) of Section 10.04 above or (ii) as of the Control Change Date; if the Administrator makes such declaration, all such SARs which became exercisable shall remain exercisable thereafter in accordance with the terms of the Plan and the applicable Agreement. The Administrator may act with respect to some or all outstanding SARs or on a SAR-by-SAR basis, which actions need not be uniform with respect to all outstanding SARs. Subject to the preceding sentences, a SAR may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Administrator shall determine and as set forth in this Plan and the applicable Agreement. A SAR granted under this Plan may be exercised with respect to any number of whole shares less than the full number of shares covered by the SAR. A partial exercise of a SAR shall not affect the right to exercise the SAR from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares covered by the SAR. A SAR may be exercised and paid only to the extent that the Fair Market Value of the Common Stock that is the subject of the exercise exceeds the Initial Value of the SAR.

        10.06.     Special Rules for Corresponding SARs.    Upon the exercise or payment of a Corresponding SAR, the Participant shall surrender to the Company, unexercised and unpaid, any portion of an Option to which the Corresponding SAR relates. Upon exercise or payment of an Option to which a Corresponding SAR relates, the Participant shall surrender to the Company, unexercised and unpaid, the related portion of the Corresponding SAR. A Corresponding SAR may be exercised only to the extent that the related Option is exercisable.

        10.07.     Payment Upon Exercise of SAR.    Within 15 days after the exercise of a SAR, the Company shall pay the Participant, with respect to each share of Common Stock encompassed by the exercise of the SAR, the excess of the Fair Market Value of such Common Stock on the date of exercise over the Initial Value. The Administrator, in its discretion, shall determine and set forth in the applicable Agreement whether the amount payable as a result of the exercise of a SAR will be paid (i) in cash; (ii) Common Stock; (iii) by delivery of the Company's or any Subsidiary's full recourse, interest-bearing promissory note, bearing interest at such rate as would avoid interest being imputed under the Code or (iv) by any combination of the foregoing.

        10.08.     Shareholder Rights.    No Participant shall have any rights as a shareholder with respect to shares of Common Stock subject to a SAR until the proper exercise of the SAR, and then only to the extent that Common Stock is issued to the Participant. The Company may include on any certificates representing shares of Common Stock issued pursuant to a SAR such legends referring to any representations, restrictions or any other applicable statements as the Company, in its discretion, shall deem appropriate.

ARTICLE XI
TERMS AND CONDITIONS OF PERFORMANCE AWARDS

        11.01.     Grants.    In accordance with the provisions of Article IV, the Administrator will designate each individual to whom a Performance Award is to be granted and will specify the terms and conditions applicable to such Performance Award, including the performance objectives the Participant must satisfy to receive a payment under the Performance Award. The date a Performance Award is granted shall be the date on which the Administrator has approved the terms and conditions of the Performance Award. Each Performance Award granted under the Plan shall be evidenced by an Agreement in such form and containing such terms, conditions and restrictions (not inconsistent with this Plan) as the Administrator in its sole discretion determines.

        11.02.     Maximum Performance Award Period.    The Administrator on the date of grant shall determine the maximum period in which a Performance Award may be paid, except that no Performance Award may be paid after the expiration of 10 years from the date such Performance Award is granted. The terms of any Performance Award may provide that it can be paid over a period less than such maximum period.

        11.03.     Nontransferability.

        (a)   Except as set forth in Section 11.03(b) below, Performance Awards granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution, until they have become payable. In the event of any such transfer of Performance Awards, the Performance Award must be transferred in their entirety to the same person or persons or entity or entities. Except as set forth in Section 11.03(b) below, during the lifetime of the Participant to whom the Performance Awards are granted, the Performance Awards may only become payable to the Participant. No Performance Awards or any right or interest of a Participant in any Performance Awards shall be liable for, or subject to, any liability, lien or obligation of such Participant.

        (b)   Notwithstanding Section 11.03(a) above, if the applicable Agreement so provides, Performance Awards may be transferred by the Participant to a Permitted Transferee. Any such transfer will be permitted only if (i) the Participant does not receive any consideration for the transfer and (ii) the Administrator expressly approves the transfer. The Permitted Transferee of such Performance Awards shall be bound by the same terms and conditions that governed the Performance Awards during the period the Participant held them; provided, however, that such Permitted Transferee may not transfer such Performance Awards except by will or the laws of descent and distribution. Any such transfer shall be evidenced by an appropriate written document executed by the Participant, and a copy thereof shall be delivered to the Administrator on or prior to the effective date of the transfer.

        11.04.     Change in Control.    Notwithstanding any provision of any Agreement, in the event of or in anticipation of a Change in Control, the Administrator in its discretion may terminate on or after an Acceleration Date or before or on the Control Change Date some or all outstanding Performance Awards previously granted under the Plan that are not then payable without any payment to the holder of the Performance Award. The Administrator in its discretion may take the action described in this Section 11.03 contingent on consummation of the Change in Control and with respect to some or all outstanding Performance Awards or on a Performance Award-by-Performance Award basis, which actions need not be uniform with respect to all outstanding Performance Awards. The Performance Awards shall not be terminated to the extent that written provision is made for their assumption, continuance or substitution by a successor employer or its parent or subsidiary in connection with the Change in Control.

        11.05.     Payment of Performance Award.    The Administrator in its discretion may but need not declare that some or all outstanding Performance Awards granted under the Plan shall become payable, in whole or in part, on or after an Acceleration Date or before or on a Control Change Date. The Administrator may act with respect to some or all outstanding Performance Awards or on a Performance Award-by-Performance Award basis, which actions need not be uniform with respect to all outstanding Performance Awards. Subject to the preceding sentences, a Performance Award will become payable at such times, in such amounts and in compliance with such requirements as the Administrator shall determine and as set forth in this Plan and the applicable Agreement. If and to the extent deemed necessary by the Administrator, Performance Awards granted to Named Executive Officers shall become payable pursuant to performance objectives that enable the Performance Award to qualify as "performance based compensation" under the Treasury Regulations promulgated under Code Section 162(m).

        11.06.     Shareholder Rights.    No Participant shall have any rights as a shareholder with respect to any Performance Award until payment of the Performance Award and then only to the extent that payment is made in Common Stock that is issued to the Participant. The Company may include on any certificates representing shares of Common Stock issued pursuant to a Performance Award such legends referring to any representations, restrictions or any other applicable statements as the Company, in its discretion, shall deem appropriate.

ARTICLE XII
ADDITIONAL TERMS AND CONDITIONS APPLICABLE TO ALL AWARDS

        12.01.     Interruption of Employee or Independent Contractor Status.    In the event that the terms of any Award provide that it may be exercised, Vested or paid only during employment or service or within a specified period of time after termination of employment or service, the Administrator may decide to what extent leaves of absence for illness, temporary disability, governmental or military service or other reasons shall not be deemed interruptions of employment or service.

        12.02.     Performance Objectives.    The Administrator may prescribe that an Award may be exercised, Vested or paid only to the extent that certain performance objectives are obtained. Such performance objectives may be based on one or more of the Company's or any Subsidiary's or any division's (i) gross, operating or net earnings before or after taxes; (ii) return on equity; (iii) return on capital; (iv) return on sales; (v) return on assets or net assets; (vi) earnings per share; (vii) cash flow per share; (viii) book value per share; (ix) earnings growth; (x) sales growth; (xi) customer growth; (xii) cash flow (as the Administrator may define such term); (xiii) Fair Market Value of the Company or any Subsidiary or shares of Common Stock; (xiv) share price or total shareholder return; (xv) market share; (xvi) economic value added; (xvii) market value added; (xviii) productivity; (xix) level of expenses; (xx) quality; (xxi) safety; (xxii) customer satisfaction or (xxiii) peer group comparisons of any of the aforementioned performance objectives. If the Administrator, on the grant of the Award, prescribes that the Award shall be exercisable or shall become Vested or payable only upon the attainment of performance objectives stated with respect to one or more of the foregoing criteria, the Award shall become exercisable, Vested or payable only to the extent the Administrator certifies in writing that such performance objectives have been obtained. Additionally, the Administrator may prescribe that an Award may be exercised, Vested, or paid only to the extent that the Participant completes a specified period of employment or service with the Company or any Subsidiary.

        12.03.     Other Conditions.    The Administrator, in its discretion, may, as a condition to the grant of an Award, require the Participant on or before the date of grant of the Award to enter into (i) a covenant not to compete (including a confidentiality, non-solicitation or other similar agreement) with the Company or any Subsidiary, which shall become effective on the date of termination of employment or service of the Participant with the Company or any Subsidiary or any other date the Administrator may specify and shall contain such terms and conditions as the Administrator shall otherwise specify and/or (ii) an agreement to cancel any other employment agreement, service agreement, fringe benefit or compensation arrangement in effect between the Company or any Subsidiary and such Participant. If the Participant shall fail to enter into any such agreement at the Administrator's request, then no Award shall be granted to the Participant and the number of shares of Common Stock that would have been subject to such Award, if any, shall be added to the remaining shares of Common Stock available under the Plan.

        12.04.     Forfeiture Provisions.    Notwithstanding any other provisions of the Plan or any Agreement, all rights to any Award that a Participant has will be immediately discontinued and forfeited, and the Company shall not have any further obligation hereunder to the Participant with respect to any Award and the Award will not be exercisable (whether or not previously exercisable) or become Vested or payable on and after the time the Participant is discharged from employment or service with the Company or any Subsidiary for Cause.

ARTICLE XIII
DEFERRED BENEFITS

        In accordance with rules the Administrator prescribes, a Participant who is eligible for the Deferred Compensation Program may elect to defer the receipt of Common Stock issuable or cash or other consideration payable to the Participant pursuant to any Award. The Administrator in its discretion may prescribe the types of Awards that are subject to the Deferred Compensation Program, the Participants eligible to participate in the Deferred Compensation Program and all other administrative rules relating thereto relating to Awards.

ARTICLE XIV
LIMITATION ON BENEFITS

        Despite any other provisions of this Plan to the contrary, if the receipt of any payments or benefits under this Plan would subject a Participant to tax under Code Section 4999, the Administrator may determine whether some amount of payments would meet the definition of a "Reduced Amount." If the Administrator determines that there is a Reduced Amount, the total payments to the Participant hereunder must be reduced to such Reduced Amount, but not below zero. If the Administrator determines that the benefits and payments must be reduced to the Reduced Amount, the Company must promptly notify the Participant of that determination, with a copy of the detailed calculations by the Administrator. All determinations of the Administrator under this Article XIV are final, conclusive and binding upon the Company and the Participant. It is the intention of the Company and the Participant to reduce the payments under this Plan only if the aggregate Net After Tax Receipts to the Participant would thereby be increased. As result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Administrator under this Article XIV, however, it is possible that amounts will have been paid under the Plan to or for the benefit of a Participant which should not have been so paid ("Overpayment") or that additional amounts which will not have been paid under the Plan to or for the benefit of a Participant could have been so paid ("Underpayment")—in each case, consistent with the calculation of the Reduced Amount. If the Administrator, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant which the Administrator believes has a high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment must be treated for all purposes as a loan which the Participant must repay to the Company together with interest at the applicable federal rate under Code Section 7872(f)(2); provided, however, that no such loan may be deemed to have been made and no amount shall be payable by the Participant to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Participant is subject to tax under Code Section 1, 3101 or 4999 or generate a refund of such taxes. If the Administrator, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, the Administrator must promptly notify the Company of the amount of the Underpayment, which then shall be paid to the Participant. For purposes of this Section, (i) "Net After Tax Receipt" means the Present Value of a payment under this Plan net of all taxes imposed on Participant with respect thereto under Code Sections 1, 3101 and 4999, determined by applying the highest marginal rate under Code Section 1 which applies to the Participant's taxable income for the applicable taxable year; (ii) "Present Value" means the value determined in accordance with Code Section 280G(d)(4) and (iii) "Reduced Amount" means the smallest aggregate amount of all payments under this Plan which (a) is less than the sum of all payments under this Plan and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate payments under this Plan were any other amount less than the sum of all payments to be made under this Plan.

ARTICLE XV
ADJUSTMENT UPON CHANGE IN COMMON STOCK

        The maximum number of shares as to which Awards and Deferred Stock Benefits may be granted under this Plan, the terms of outstanding Awards and Deferred Stock Benefits, the per individual limitations on the number of shares for which Awards may be granted and any other limitations in this Plan shall be adjusted as the Administrator shall determine to be equitably required in the event that (a) the Company (i) effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or (ii) engages in a transaction to which Code Section 424 or any similar event applies or (b) there occurs any other event which, in the judgment of the Administrator, necessitates such action. In addition, the Administrator may make such other adjustments to the terms of an outstanding Award or Deferred Stock Benefit to the extent equitable and necessary to prevent an enlargement or dilution of the Participant's rights thereunder as a result of any such event or similar transaction. Any determination the Administrator makes under this Article XV shall be final and conclusive. The issuance by the Company of either shares of stock of any class or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares as to which Awards and Deferred Stock Benefits may be granted, the per individual limitations on the number of shares for which Awards may be granted, any other limitations in this Plan or the terms of outstanding Awards and Deferred Stock Benefits. The Administrator may grant Awards in substitution for performance shares, stock awards, stock options, stock appreciation rights, phantom shares, or similar awards held by an individual who becomes an Employee, contractor, agent or other service provider of the Company in connection with a transaction described in the first paragraph of this Article XV. Notwithstanding any provision of the Plan (other than the limitations of Article V), the terms of such substituted Awards shall be as the Administrator, in its discretion, determines is appropriate.

ARTICLE XVI
COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

        16.01.     Compliance.    No Award shall be granted or become exercisable, Vested or payable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement with any stock exchange to which the Company is a party, and the rules of all domestic stock exchanges on which the Company's shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any certificate for shares of Common Stock issued under the Plan may bear such legends and statements as the Administrator may deem advisable to assure compliance with federal and state laws and regulations. No Award will be granted, become exercisable, Vested or payable, no Common Stock shall be issued, no certificate for shares of Common Stock shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Administrator may deem advisable from regulatory bodies having jurisdiction over such matters.

        16.02.     Postponement of Exercise or Payment.    The Administrator may postpone any grant, exercise, Vesting or payment of an Award for such time as the Administrator in its sole discretion may deem necessary in order to permit the Company (i) to effect, amend or maintain any necessary registration of the Plan or the shares of Common Stock issuable pursuant to the Award under the securities laws; (ii) to permit any action to be taken in order to (A) list such shares of Common Stock or other shares of stock of the Company on a stock exchange if shares of Common Stock or other shares of stock of the Company are not then listed on such exchange or (B) comply with restrictions or regulations incident to the maintenance of a public market for its shares of Common Stock or other shares of stock of the Company, including any rules or regulations of any stock exchange on which the shares of Common Stock or other shares of stock of the Company are listed; (iii) to determine that such shares of Common Stock in the Plan are exempt from such registration or that no action of the kind referred to in (ii)(B) above needs to be taken; (iv) to comply with any other applicable law, including without limitation, securities laws; (v) during any such time the Company or any Subsidiary is prohibited from doing any of such acts under applicable law, including without limitation, during the course of an investigation of the Company or any Subsidiary, or under any contract, loan agreement or covenant or other agreement to which the Company or any Subsidiary is a party or (vi) to otherwise comply with any prohibition on such acts or payments during any applicable blackout period; and the Company shall not be obligated by virtue of any terms and conditions of any Agreement or any provision of the Plan to recognize the grant, exercise, Vesting or payment of an Award or to grant, sell or issue shares of Common Stock or make any such payments in violation of the securities laws or the laws of any government having jurisdiction thereof or any of the provisions hereof. Any such postponement shall not extend the term of the Award and neither the Company nor its directors and officers nor the Administrator shall have any obligation or liability to any Participant or to any other person with respect to shares of Common Stock or payments as to which the Award shall lapse because of such postponement.

        16.03.     Forfeiture of Payment.    The Participant shall be required to forfeit any and all rights under Awards or to reimburse the Company for any payment under any Award (with interest as necessary to avoid imputed interest or original issue discount under the Code or as otherwise required by applicable law) to the extent applicable law requires such forfeiture or reimbursement, including without limitation, in connection with any event where the Company or any Subsidiary is required to prepare an accounting restatement due to material noncompliance, as a result of misconduct with financial reporting requirements, for any applicable period.

ARTICLE XVII
GENERAL PROVISIONS

        17.01.     Effect on Employment and Service.    Neither the adoption of this Plan, its operation, nor any Agreement or other documents describing or referring to this Plan shall confer upon any individual any right to continue in the employ or service of the Company or any Subsidiary or in any way affect the right and power of the Company or any Subsidiary to terminate the employment or service of any individual at any time with or without assigning a reason therefor.

        17.02.     Unfunded Plan.    The Plan shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by Awards under this Plan. Any liability of the Company to any person with respect to any Award under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

        17.03.     Tax Withholding and Reporting.    Unless an Agreement provides otherwise, each Participant shall be responsible for satisfying in cash or cash equivalent acceptable to the Administrator any income and employment (including without limitation Social Security and Medicare) tax withholding obligations attributable to participation in the Plan and the grant, exercise, Vesting or payment of Awards granted thereunder. In accordance with procedures that the Administrator establishes, the Administrator, to the extent applicable law permits, may allow a Participant to pay such amounts (i) by surrendering shares of Common Stock that the Participant has held for at least six months (but only for the minimum required withholding); (ii) by a cashless exercise through a broker; (iii) by such other medium of payment as the Administrator in its discretion shall authorize or (iv) by any combination of the aforementioned methods of payment. The Company shall comply with all such reporting and other requirements relating to the administration of this Plan and the grant, exercise, Vesting or payment of any Award hereunder as applicable law requires.

        17.04.     Reservation of Shares.    The Company, during the term of this Plan, shall at all times reserve and keep available such number of shares of Common Stock as shall be sufficient to satisfy the requirements of the Plan. Additionally, the Company, during the term of this Plan, shall use its best efforts to seek to obtain from appropriate regulatory agencies any requisite authorizations needed in order to issue and to sell such number of shares of Common Stock as shall be sufficient to satisfy the requirements of the Plan. However, the inability of the Company to obtain from any such regulatory agency the requisite authorizations the Company's counsel deems to be necessary for the lawful issuance and sale of any shares of Common Stock hereunder, or the inability of the Company to confirm to its satisfaction that any issuance and sale of any shares of Common Stock hereunder will meet applicable legal requirements, shall relieve the Company of any liability in respect to the failure to issue or to sell such shares of Common Stock as to which such requisite authority shall not have been obtained.

        17.05.     Governing Law.    This Plan and all Awards granted hereunder shall be governed by the laws of the State of Delaware, except to the extent federal law applies.

        17.06.     Other Actions.    Nothing in the Plan shall be construed to limit the authority of the Company to exercise its corporate rights and powers, including, by way of illustration and not by way of limitation, the right to grant options, restricted stock, restricted stock units, stock appreciation rights or performance awards for proper corporate purposes otherwise than under the Plan to any employee or to any other person, firm, corporation, association or other entity, or to grant options, restricted stock, restricted stock units, stock appreciation rights or performance awards to, or assume such awards of any person in connection with, the acquisition, purchase, lease, merger, consolidation, reorganization or otherwise, of all or any part of the business and assets of any person, firm, corporation, association or other entity.

ARTICLE XVIII
AMENDMENT

        The Board may amend this Plan from time to time or terminate the Plan; provided, however, that no amendment may become effective until shareholder approval is obtained if (i) the amendment increases the aggregate number of shares of Common Stock that may be issued pursuant to Awards under the Plan; (ii) the amendment changes the class of individuals eligible to receive Awards or (iii) the amendment changes the performance objectives to which the exercisability, Vesting or payment of Awards granted to Named Executive Officers may be subject. No amendment shall, without a Participant's consent, adversely affect any rights of such Participant under any outstanding Award at the time such amendment is made. No amendment shall, without the consent of a participant in the Deferred Compensation Program, adversely affect any rights of such participant under the Deferred Compensation Program as in effect at that time. Notwithstanding the foregoing, the Plan may not be terminated so long as the Deferred Compensation Program remains in effect unless all Deferred Stock Benefits payable with shares of Common Stock under this Plan have been paid or distributed in full or the Deferred Compensation Program is terminated in accordance with its terms on or before such time.

ARTICLE XIX
DURATION OF PLAN

        No Award may be granted under this Plan 10 years after the Board originally adopted the Plan before its amendment and restatement. Awards granted before that date shall remain valid in accordance with their terms.

ARTICLE XX
EFFECTIVE DATE OF PLAN

        The Plan, as amended and restated, became effective on January 23, 2003, the date the Board approved it, except that (i) no Restricted Stock, Restricted Stock Units, SARs or Performance Awards could be granted hereunder; (ii) no shares of Common Stock could be issued for Deferred Stock Benefits; and (iii) the individual award limit per calendar year was to remain at 750,000 shares of Common Stock, until the Company's stockholders approved the Plan, as amended and restated. The Company's stockholders did approve the Plan, as amended and restated at the 2003 Annual Meeting of Stockholders. Notwithstanding the foregoing, Options granted before January 23, 2003 shall continue to be governed by the terms of the Plan as in effect prior to its amendment and restatement and are not eligible to be converted into Deferred Stock Benefits. The Board has again amended the Plan as of October 23, 2003, for which stockholder approval is not required.

ARTICLE XXI
CLAIMS PROCEDURES

        If a Participant has exercised an Option or a SAR or if shares of Restricted Stock have become vested or Restricted Stock Units or Performance Awards have become payable, and the Participant has not received the benefits to which the Participant believes he or she is entitled under such Award, then the Participant must submit a written claim for benefits to the Administrator within 30 days of the date such benefits were due or the claim will be forever barred.

        If a claim of a Participant is wholly or partially denied, the Participant or his duly authorized representative may appeal the denial of the claim to the Administrator. Such appeal must be made at any time within 30 days after the Participant receives written notice from the Company of the denial of the claim. In connection therewith, the Participant or his duly authorized representative may request a review of the denied claim, may review pertinent documents, and may submit issues and comments in writing. Upon receipt of an appeal, the Administrator shall make a decision with respect to the appeal and, not later than 60 days after receipt of such request for review, shall furnish the Participant with the decision on review in writing, including the specific reasons for the decision written in a manner calculated to be understood by the Participant, as well as specific references to the pertinent provisions of the Plan upon which the decision is based.

        The Administrator has the discretionary and final authority under the Plan to determine the validity of a claim. Accordingly, any decision the Administrator makes on a Participant's appeal will be administratively final. If a Participant disagrees with the Administrator's final decision, the Participant may sue, but only after the claim on appeal has been denied. Any lawsuit must be filed within 90 days of receipt of the Administrator's final written denial of the Participant's claim or the claim will be forever barred.

ARTICLE XXII
RULES OF CONSTRUCTION

        Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

QuickLinks

  Exhibit 4.4
EARTHLINK, INC. STOCK INCENTIVE PLAN (as amended effective October 23, 2003)
TABLE OF CONTENTS
EARTHLINK, INC. STOCK INCENTIVE PLAN (as amended effective October 23, 2003)
ARTICLE I DEFINITIONS
ARTICLE II PURPOSES
ARTICLE III ADMINISTRATION
ARTICLE IV ELIGIBILITY
ARTICLE V STOCK SUBJECT TO PLAN
ARTICLE VI TERMS AND CONDITIONS OF ALL OPTIONS
ARTICLE VII ADDITIONAL TERMS AND CONDITIONS OF INCENTIVE STOCK OPTIONS
ARTICLE VIII TERMS AND CONDITIONS OF RESTRICTED STOCK
ARTICLE IX TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS
ARTICLE X TERMS AND CONDITIONS OF SARS
ARTICLE XI TERMS AND CONDITIONS OF PERFORMANCE AWARDS
ARTICLE XII ADDITIONAL TERMS AND CONDITIONS APPLICABLE TO ALL AWARDS
ARTICLE XIII DEFERRED BENEFITS
ARTICLE XIV LIMITATION ON BENEFITS
ARTICLE XV ADJUSTMENT UPON CHANGE IN COMMON STOCK
ARTICLE XVI COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES
ARTICLE XVII GENERAL PROVISIONS
ARTICLE XVIII AMENDMENT
ARTICLE XIX DURATION OF PLAN
ARTICLE XX EFFECTIVE DATE OF PLAN
ARTICLE XXI CLAIMS PROCEDURES
ARTICLE XXII RULES OF CONSTRUCTION